Filed Pursuant to Rule 433

Registration Statement No. 333-164611

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

$1,100,000,000 1.90% Senior Notes due 2017

$600,000,000 3.40% Senior Notes due 2022

Issuer:	Berkshire Hathaway Inc.
Rating*	Aa2/AA+/A+ (Stable/Negative/Stable)
Trade Date:	January 24, 2012
Settlement Date:	January 31, 2012 (T+5)
Bookrunners:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

1.90% Senior Notes due 2017

Principal Amount:	$1,100,000,000
Maturity Date:	January 31, 2017
Issue Price (Price to Public):	99.995%
Gross Spread:	32.5 bps
Proceeds to Issuer:	$1,096,370,000
Interest Rate:	1.90% per annum
Benchmark Treasury:	0.875% due December 31, 2016
Benchmark Treasury Yield:	0.901%
Spread to Benchmark Treasury:	100 bps
Yield to Maturity:	1.901%
Interest Payment Dates:	Each January 31 and July 31, commencing July 31, 2012
Optional Redemption	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BD9
ISIN:	US084670BD98

3.40% Senior Notes due 2022

Principal Amount:	$600,000,000
Maturity Date:	January 31, 2022
Issue Price (Price to Public):	99.723%
Gross Spread:	42.5 bps
Proceeds to Issuer:	$595,788,000
Interest Rate:	3.40% per annum
Benchmark Treasury:	2.000% due November 15, 2021
Benchmark Treasury Yield:	2.058%
Spread to Benchmark Treasury:	137.5 bps
Yield to Maturity:	3.433%
Interest Payment Dates:	Each January 31 and July 31, commencing July 31, 2012
Optional Redemption	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BF4
ISIN:	US084670BF47

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.